Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Redwoods Acquisition Corp. on Form S-4 (File No. 333-273748) of our report dated April 10, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Redwoods Acquisition Corp. as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Amendment No.1 to the Annual Report on Form 10-K of Redwoods Acquisition Corp. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

October 17, 2023